Exhibit 99.1

CONTACT:
Christopher G. Marshall
Chief Financial Officer
Phone: (704) 554-5901
E-mail: cmarshall@nafhinc.com

FOR IMMEDIATE RELEASE

TIB FINANCIAL CORP. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER 2012

NAPLES, FL. August 8, 2012 – TIB Financial Corp. (NASDAQ: TIBB) a majority-owned subsidiary of Capital Bank Financial Corp. (“CBF”; formerly known as North American Financial Holdings, Inc.), today reported its unaudited financial results for the second quarter of 2012. Operating and financial highlights include the following:

•
The Company reported net income of $1.9 million, or $0.15 per diluted share, for the three months ended June 30, 2012 as compared to net income of $1.0 million, or $0.07 per diluted share for the three months ended June 30, 2011.

•	The Company holds a 21% ownership interest in Capital Bank, NA at June 30, 2012 which has 143 branches and $6.3 billion in assets in Florida, North Carolina, South Carolina, Tennessee and Virginia.

•
CBF, the Company’s majority shareholder agreed to acquire 100% of Southern Community Financial Corp., and the transaction is expected to close, pending shareholder and regulatory approval, during the third quarter of 2012. Southern Community Bank and Trust has approximately $1.5 billion in assets and operates 22 branches throughout North Carolina.

•
The Company increased the equity investment balance in Capital Bank, NA by $2.4 million based on its equity in Capital Bank, NA’s net income and increased the equity investment balance by $1.3 million based on its equity in Capital Bank, NA’s other comprehensive income in the second quarter of 2012.

“Our team has been working hard in planning for the pending acquisition of Southern Community Financial Corp. While shareholder and regulatory approvals are still pending, Southern Community will expand the Bank’s franchise throughout North Carolina, where we see significant growth opportunities. Our recent renegotiation of the investment agreement to change the consideration mix to 100% cash represents our continued commitment to this strategic complement to our organization and eliminates obstacles on the road to a successful merger,” stated Gene Taylor, Chairman and Chief Executive Officer of the Company and Capital Bank.

“Our strongest quarter to date for organic loan production, successes in resolution of problem assets and continued aggressive deposit repricing resulted in continued improvement in the Bank’s loan mix, net interest margin and profitability. The consolidation of certain duplicative functions during the second quarter is expected to result in further improvement of our efficiency ratio and our overall returns,” commented Chris Marshall, Chief Financial Officer of the Company Capital Bank.

Bank Merger

Effective April 29, 2011, TIB Bank (the “Bank”), a wholly-owned subsidiary of the Company, merged (the “Merger”) with and into NAFH National Bank (“NAFH Bank”), a national banking association, with NAFH Bank as the surviving entity. On June 30, 2011, Capital Bank, a wholly-owned subsidiary of Capital Bank Corp., an affiliated majority-owned subsidiary of CBF, also merged with and into NAFH Bank, with NAFH Bank as the surviving entity. In connection with the merger, NAFH Bank changed its name to Capital Bank, NA. Additionally on September 7, 2011, GreenBank merged with and into Capital Bank, NA. Through the subsidiary bank mergers, the common stock of the subsidiary banks was converted into shares of Capital Bank, NA common stock based on each entity’s relative tangible book value. As a result of the mergers of TIB Bank, Capital Bank and Green Bank into Capital Bank, N.A., the Company now owns approximately 21% of Capital Bank, NA, with CBF directly owning 19%, Capital Bank Corp. directly owning 26% and Green Bankshares owning the remaining 34%. As of June 30, 2012, following the mergers, Capital Bank, NA had total assets of $6.3 billion, total deposits of $5.1 billion and shareholders’ equity of $966.5 million and operated 143 branches in Florida, North Carolina, South Carolina, Tennessee and Virginia. CBF is the owner of approximately 94% of the Company’s common stock, approximately 83% of Capital Bank Corp.’s common stock, and approximately 90% of Green Bankshares common stock.

The Company’s investment in Capital Bank, NA is recorded as an equity-method investment in that entity. As of June 30, 2012, the Company’s investment in Capital Bank, NA totaled $206.5 million, which reflected the Company’s pro rata ownership of Capital Bank, NA’s total shareholders’ equity at that date. In periods subsequent to the Bank Meger, the Company will adjust this equity investment balance on its equity in Capital Bank, NA’s net income and comprehensive income. In connection with the Merger, the assets and liabilities of the Bank were de-consolidated from the Company’s balance sheet resulting in a significant decrease in the total assets and total liabilities of the Company in the second quarter of 2011.

The following table presents summarized financial information for Capital Bank, NA:

	Three months ended June 30, 2012	Six months ended June 30, 2012
Interest income	$72,893	$147,025
Interest expense	8,000	16,725
Net interest income	64,893	130,300
Provision for loan losses	6,608	11,984
Non-interest income	12,298	26,912
Non-interest expense	52,799	108,017
Net income	11,326	23,234

Financial Discussion

The Company reported net income of $1.9 million for the second quarter compared to a net income of $2.0 million for the first quarter of 2012 and net income of $1.0 million for the second quarter of 2011. Due to the Merger discussed above and the resulting deconsolidation of TIB Bank on April 29, 2011, the operating results for the second quarter of 2012 includes three months of equity in income from its investment in Capital Bank, NA which amounted to $2.4 million, net of tax and therefore are generally not comparable to the operations during the second quarter of 2011. Due to the Company accounting for its investment in Capital Bank, NA using the equity method, a comparison of net interest margin to prior periods is not meaningful and is excluded.

During the second quarter of 2012 equity income increased by $1.7 million to $2.4 million, as compared to the second quarter of 2011. This increase was a combination of the second quarter of 2011 not containing a full three months of activity due to the Merger discussed above and a general growth in earnings year over year Capital Bank, NA. The Company reported $0.9 million of investment advisory fees in the second quarter 2012, a $0.1 million decrease from the prior quarter which was a result of an overall decline in investment related fees. During the quarter the Company had $0.1 million of merger related expenses stemming from professional service expenses.

During 2011, the Company’s registered investment advisor, Naples Capital Advisors, Inc.’s experienced a decrease in assets under advisement to approximately $102 million from approximately $193 million as of December 31, 2010, following the departure of certain employees, leading to an impairment charge of $2.9 million recorded during the fourth quarter of 2011. The remaining value of the customer relationship intangible at June 30, 2012 was approximately $180,000.

Potential Merger of TIB Financial Corp. and CBF.

On September 1, 2011, CBF and the Company’s Board of Directors approved and adopted a plan of merger. The plan of merger provides for the merger of TIB Financial Corp. with and into CBF, with CBF continuing as the surviving entity. In the merger, each share of TIB Financial Corp.’s common stock issued and outstanding immediately prior to the completion of the merger, except for shares for which appraisal rights are properly exercised and certain shares held by CBF or TIB Financial Corp., will be converted into the right to receive 0.7205 of a share of CBF Class A common stock. No fractional shares of Class A common stock will be issued in connection with the merger, and holders of TIB Financial Corp. common stock will be entitled to receive cash in lieu thereof.

Since CBF currently owns more than 90% of common stock of TIB Financial Corp., under Delaware and Florida law, no vote of our stockholders is required to complete the merger.  CBF will determine when and if the merger will ultimately take place.

About TIB Financial Corp.

Headquartered in Naples, Florida, TIB Financial Corp. is a financial services company with a 21% equity method investment in Capital Bank NA, a national banking association with approximately $6.3 billion in total assets and 143 full-service banking offices throughout southern Florida and the Florida Keys, North Carolina, South Carolina, Tennessee and Virginia. TIB Financial Corp. is also the parent company of Naples Capital Advisors, Inc., a registered investment advisor.

To learn more about Capital Bank NA and Naples Capital Advisors, Inc., visit www.capitalbank-us.com and www.naplescapitaladvisors.com, respectively.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB’s investor relations site at www.capitalbank-us.com.  For more information, contact Christopher G. Marshall, Chief Financial Officer, at (704) 554-5901.

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Information in this press release contains forward-looking statements. Such forward looking statements can be identified by the use of forward looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology.  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, market and economic conditions, the management of our growth, the risks associated with Capital Bank NA’s loan portfolio and real estate holdings, local economic conditions affecting retail and commercial real estate, the ability to integrate our new management and directors without encountering potential difficulties, the Company’s geographic concentration in the southeastern region of the United States, ability to integrate the operations of the Bank with those of Capital Bank, NA, the potential for the interests of the other shareholders of Capital Bank, NA to differ from those of the Company, restrictions imposed by Capital Bank, NA’s loss sharing agreements with the FDIC, the assumptions and judgments required by loss share accounting and the acquisition method of accounting, competition within the industry, dependence on key personnel, government legislation and regulation, the risks associated with identification, completion and integration of any future acquisitions, risks related to Capital Bank NA’s technology and information systems, risks associated with the controlling interest of NAFH in the Company, and risks associated with the limited liquidity of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

SUPPLEMENTAL FINANCIAL DATA IS ATTACHED

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	For the Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Interest and dividend income	$1	$2	$2	$10	$5,290
Interest expense	440	462	492	471	1,356
NET INTEREST INCOME (EXPENSE)	(439)	(460)	(490)	(461)	3,934

Provision for loan losses	-	-	-	-	136

NON-INTEREST INCOME:
Equity in income of Capital Bank, NA	2,420	2,545	1,453	1,973	658
Investment advisory and trust fees	85	131	120	407	379
Service charges on deposit accounts	-	-	-	-	257
Fees on mortgage loans sold	-	-	-	-	144
Investment securities gains, net	-	-	-	-	-
Other income	-	-	-	-	464
Total non-interest income	2,505	2,676	1,573	2,380	1,902

NON-INTEREST EXPENSE:
Salaries & employee benefits	103	106	18	240	2,250
Net occupancy expense	3	6	6	14	692
Foreclosed asset related expense	-	-	-	-	43
Impairment of wealth management customer relationship intangible	-	-	2,872	-	-
Merger related costs	127	-	-	-	-
Other expense	301	348	351	345	1,614
Total non-interest expense	534	460	3,247	599	4,599

Income (loss) before income taxes	1,532	1,756	(2,164)	1,320	1,101
Income tax (benefit) expense	(369)	(249)	(1,345)	(271)	141
NET INCOME (LOSS)	$1,901	$2,005	$(819)	$1,591	$960

BASIC EARNINGS ( LOSS) PER COMMON SHARE:	$0.15	$0.16	$(0.07)	$0.13	$0.08

DILUTED EARNINGS (LOSS) PER COMMON SHARE:	$0.15	$0.16	$(0.07)	$0.13	$0.07

TIB FINANCIAL CORP. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars and shares in thousands, except per share data)	June 30, 2012	December 31,2011
Assets
Cash and due from banks	$621	$1,159
Interest-bearing deposits with banks	651	1,062
Cash and cash equivalents	1,272	2,221

Intangible assets, net	219	235
Accrued interest receivable and other assets	1,619	1,324
Equity method investment in Capital Bank, NA	206,536	200,812
Total assets	$209,646	$204,592

Liabilities and Shareholders’ Equity
Liabilities
Long-term borrowings	$23,324	$23,176
Deferred income tax liability	3,589	3,641
Accrued interest payable and other liabilities	721	428
Total liabilities	27,634	27,245

Shareholders’ Equity
Preferred stock - $.10 par value: 5,000 shares authorized, none issued and outstanding	-	-
Common stock - $.10 par value: 50,000 shares authorized, 12,350 issued and outstanding	1,235	1,235
Additional paid in capital	170,770	170,770
Retained earnings	7,266	3,360
Accumulated other comprehensive income	2,741	1,982
Total shareholders’ equity	182,012	177,347

Total Liabilities and Shareholders’ Equity	$209,646	$204,592

TIB FINANCIAL CORP. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars and shares in thousands, except per share data)

	As of or For the Quarter Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Net loan charge-offs	$-	$-	$-	$-	$14

Total interest-earning assets	$651	$874	$1,062	$1,186	$5,124
Goodwill and intangibles, net of accumulated amortization	$219	$227	$235	$3,198	$3,288

Tax equivalent net interest margin	NM	NM	NM	NM	3.08%
Non-interest expense/tax equivalent net interest income and non-interest income	25.85%	20.76%	34.63%	31.21%	78.80%
Average diluted common shares	12,350	12,350	12,350	12,350	13,430
End of quarter common shares outstanding	12,350	12,350	12,350	12,350	12,350
Total equity	$182,012	$178,836	$177,347	$178,286	$180,036
Book value per common share	$14.74	$14.48	$14.36	$14.43	$14.58
Tangible book value per common share	$12.46	$12.19	$12.06	$12.07	$11.86
Tier 1 capital to average assets – Capital Bank, NA	11.4%	10.8%	10.4%	13.8%	10.5%
Tier 1 capital to risk weighted assets - Capital Bank, NA	16.4%	16.1%	15.8%	16.0%	17.0%
Total capital to risk weighted assets - Capital Bank, NA	17.6%	17.2%	16.7%	16.5%	17.5%

Total assets	$209,646	$206,258	$204,592	$206,495	$210,103